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                                                                 EXHIBIT 1.A.5.e


             PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                                      RIDER

                                CHANGE OF INSURED

INSURED                                                POLICY NUMBER


                                                       RIDER ISSUE DATE

   This Rider is attached Lo and is a part of this Policy.

  CONDITIONS FOR CHANGE.  You may change the
  Insured under this Policy for a New Insured:
   (a) upon written request; and
   (b) by meeting any other terms and conditions set by the Company, including the following:
   1. on the date of change, the New Insured's age may not be more than 75;
   2. the New Insured must have been born on or before the Policy Date of this Policy;
   3. the New Insured must provide evidence of insurability satisfactory to us;
   4. you must have an insurable interest in the life of the New Insured.

DATE OF CHANGE. The Date of Change will be the Policy Processing Day following the later of:
   (a) the date set forth in your written request for exchange; or
   (b) the date we determine that the New Insured is insurable.

TERMS OF POLICY AFTER CHANGE. This Policy will cover the New Insured starting on the Date of Change. When coverage of the New Insured begins, coverage on the prior Insured will end.

   The contestable and suicide periods for the New Insured will start on the Date of Change.
   The Face Amount of Insurance on the New Insured will be the same as that on the prior Insured. The monthly deduction for cost of insurance and any other benefits provided by rider will be based on the Attained Age and Premium Class of the New Insured.
   Any policy loans or assignment will remain in effect after the change.



Signed for the Company at Philadelphia, Pennsylvania on the Rider Issue Date.



                                            /s/ Robert W. Kloss
                                           President and Chief Executive Officer